Exhibit 99.3

Contact:

investors@greenhousesolutionsinc.com

www.greenhousesolutionsinc.com

1-954-360-9998

Greenhouse Solutions Inc. Provides Marketing Updates

Greenwood Village, CO - November 20, 2015 - Greenhouse Solutions Inc. (OTC PINK: GRSU) a company focused on operating divisions within the burgeoning hemp products market, is providing an update on recent developments, corporate changes, and events that have occurred over the recent months.

GreenHouse Solutions, Inc. has recently engaged in a joint venture with a nootropic company, KOIOS.  Greenhouse and KOIOS are jointly producing a hemp-infused mental clarity drink utilizing KOIOS' proprietary blend along with GreenHouse's proprietary knowledge of hemp and nutritional formulations.

 John Michak, Chief Operating Officer of Greenhouse Solutions, commented, "The company has placed an initial order for 225k cans for the first product run. Over the past few months, the company has worked heavily with the team over at KOIOS to attempt to perfect the taste, texture, design, and flavor profile of the hemp infused drink.  We're excited to show the world what we have been working on for the last few months and we expect products to be available online and in retailers in as soon as six weeks," he concluded.

Along with GreenHouse's joint venture with KOIOS, the company has been actively working with Dr. MS Reddy on innovative hemp derived or supplemented products. Dr . Reddy is serving as an advisor to direct new product development for GreenHouse Solutions. As he takes a more active role with the company, Dr. Reddy will be engaged in creating a new line of formulations.

"We believe that hemp proteins, hydrolyzed hemp proteins, hemp oil, hemp fiber coupled with the proper selective probiotics will greatly assist and improve the overall health of human beings and animals, owing to their superior nutritional and therapeutic functionalities," commented Dr. MS Reddy. "GreenHouse Solutions has licensed certain rights on such unique probiotic technology from me and we truly believe that this is going to be the wave of the future," he concluded.

About Greenhouse Solutions, Inc.

Greenhouse Solutions operates three distinct business units within the burgeoning cannabis/hemp market: Greenhouse Solutions' Design & Consulting Service offers an all-inclusive solution to the expansion and efficiency of hydroponic and agricultural businesses nationwide.  The Company is able to supply a comprehensive solution to the design, build, implementation, production, and expansion of all variations of indoor, outdoor and greenhouse agricultural business; Greenhouse Solutions' Product Development develops, markets, produces and sells hemp-based products for both the personal health and companion pet markets utilizing a licensed probiotic delivery system (US Patent #6,080,401) and other licensed formulas; and Growhouse Solutions acts as a distributor for a variety of equipment, supplies and nutrients for the hydroponic industry. GreenHouse Solutions encourage all current and prospective shareholders to visit our website at: http://www.greenhousesolutionsinc.com or Greenhouse's Facebook page at https://m.facebook.com/Greenhousesolutionsinc

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Greenhouse Solutions' ("the Company's") business plan. The company updates in this release should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov; statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.